Merchant BIN and ICA Sponsorship and Services Agreement

This Merchant BIN and ICA Sponsorship and Services Agreement ("Agreement") is entered into by and between the following Parties as of the 23rd day of November, 2009 ("Execution Date"):

The Bancorp Bank (“Bancorp”), a Delaware corporation, having a place of business at:		Heartland Payment Systems, Inc. (“Heartland”), a Delaware corporation, having a place of business at:

1818 Market Street, 28th Floor, Philadelphia, PA 19103		90 Nassau Street, 2nd Floor Princeton, NJ 08542

Attention:	SVP Acquiring	Attention:	Legal Department
cc:		cc:	President
Telephone:	(302) 385-5010	Telephone:	(609) 683-3831 x2224
Facsimile:	(302) 385-5194	Facsimile:	(609) 683-3815
E-mail:	tcrowley@TheBancorp.com	E-mail:	Charles.kallenbach@e-hps.com

For purposes of this Agreement, Bancorp and Heartland each will be referred to individually as a "Party" and together as the "Parties." Other defined terms are set forth in Section 2.

WHEREAS, Bancorp has established a credit card merchant processing program ("Program") whereby Bancorp provides processing and related services for Merchants either located in the United States or as defined as a United States territory (within the Visa and/or MasterCard by-laws and regulations) which accept, as a method of payment for goods and services: VISA. MasterCard and other proprietary credit cards that may be approved for acceptance by Bancorp;

WHEREAS, the Program will be operated in conformity with applicable by-laws and regulations of Visa U.S.A., Inc. and its affiliates (collectively, "VISA") or its successor, and MasterCard Worldwide, Inc. and its affiliates (collectively, "MasterCard") or its successor and regulations of governmental agencies;

WHEREAS, Bancorp is a principal member of the VISA and MasterCard Networks;

WHEREAS, Heartland provides various services related to the Program, including, but not limited to, risk management, front-end and back-end processing, and merchant chargebacks; and

WHEREAS, Heartland desires to have Bancorp perform certain processing and related services of the Program, which are applicable to the Program and which are set forth in this Agreement.

NOW, THEREFORE, the Parties hereby agree as follows.

1.     Summary of Business Relationship.

Bancorp and Heartland hereby enter into this Agreement, whereby Bancorp will provide VISA BIN sponsorship and MasterCard ICA sponsorship for Heartland for the exclusive purpose of processing VISA and MasterCard card Transaction Tickets for Heartland's Merchants.

Heartland will use the BIN(s) to process VISA card Transaction Tickets and the ICA(s) to process MasterCard card Transaction Tickets received by Merchants from their customers. Each respective Party will fulfill the terms and conditions applicable to such Party as set forth in this Agreement.

2.     Definitions.

2.1     "Account" means: a business relationship between a Merchant and Heartland, established on a Bancorp BIN or ICA for purposes of processing the Transaction Tickets of such Merchant.

2.2     "ACH" means: the electronic transfer of funds through the Automated Clearing House service conducted by the Federal Reserve.

2.3     "Additional Compensation" means (i) with respect to the **REDACTED**; (ii) with respect to the **REDACTED**; (iii) with respect to the **REDACTED**; (iv) with respect to the **REDACTED**; (v) with respect to the **REDACTED**; and (v) with respect to **REDACTED**. The date of determination with respect to the amount of the Additional Compensation shall be the date the Merchants or Merchant Agreements shall be effectively transferred to a Successor Bank.

2.4     "Affiliate" means: any present or future entity that, directly or indirectly through one (1) or more intermediaries, controls or is controlled by a Party or is under common control with such Party. For the purposes of this definition, "control" will mean ownership of fifty percent (50%) or more of the voting securities of such entity.

2.5     "Bancorp Service" or "Bancorp Services" means: all of the services to be performed by Bancorp under this Agreement.

2.6     "BIN" means: a Bank Identification Number issued by VISA.

2.7     "Business Day" means: each weekday, Monday through Friday, excluding calendar days that are Federal Reserve holidays.

2.8     "Confidential Business Information" means: any valuable, secret business information, other than Trade Secrets that: (a) is designated or identified as confidential by either Party at the time of the disclosure; (b) is by its nature clearly recognizable as confidential information to a reasonably prudent person with knowledge of the Disclosing Party's business and industry; (c) is proprietary to Heartland or Bancorp, including without limitation, the pricing, fees and charges under this Agreement, and that Heartland or Bancorp may gain knowledge of or access to in connection with this Agreement; (d) consists of a Merchant name or information relating to a Merchant; or (e) is otherwise disclosed in a manner consistent with its confidential or proprietary nature.

2.9     "Disclosing Party" means: the Party disclosing any Proprietary Information hereunder, whether such disclosure is directly from the Disclosing Party or on the Disclosing Party's behalf.

2.10     "Effective Date" means the date upon which Transaction Ticket begin to process under a Bancorp BIN or under a Bancorp ICA.

2.11     "Execution Date" means the date upon which all parties hereto have executed and entered into this Agreement.

2.12     "Fees" means: the fees due and payable to Bancorp under this Agreement, as set forth on
Exhibit 3.

2.13     "Heartland Monthly Income" means: the sum total of all payments, fees, reimbursements and the like paid by Merchants under agreements with Heartland for Heartland Service, including without limitation a Merchant Agreement.

2.14     "Heartland Service" or "Heartland Services" means: all of the services to be performed by Heartland for a Merchant or Bancorp under this Agreement.

2.15     "ICA" means: Interbank Card Association issued by MasterCard.

2.16     "Interchange Fee" means: the fees paid to the issuing bank in connection with interchange settlement and in accordance with the Network Rules (defined below).

2.17     "Operating Account" means: a bank account established by Heartland and located at Bancorp, which account shall have as its sole and exclusive owner Heartland, that will be used for (i) the transfer by Bancorp of Heartland Monthly Income from the Settlement Account to Heartland and (ii) the payment of all of the payment obligations of Heartland under this Agreement.

2.18    "Loss or Losses" means: any loss, liability, claim, suit, demand, damages, judgments, expenses (including, without limitation, reasonable attorneys' fees and collection costs), orders of restitution, and penalties (including, without limitation, civil monetary penalties and VISA and MasterCard fines and penalties).

2.19    "Merchant" means: an entity located either in the United States or as defined as a United States territory (within the Visa and/or MasterCard by-laws and regulations) in the business of selling products and services to customers that processes its Transaction Tickets under an Account.

2.20     "Merchant Agreement" means a written agreement among Heartland, Bancorp and a Merchant relating to an Account, or any similar written agreement or arrangement with a Merchant that is or has been assigned or transferred to Heartland.

2.21    "Merchant Loss" means: any loss or extraordinary expense (excluding legal fees related to such loss or extraordinary expense) incurred by Bancorp or Heartland for any reason which is attributable to a Merchant, including but not limited to any loss due to a Merchant chargeback, Merchant business failure or fraudulent or illegal practice of a Merchant, or Merchant privacy or security policies, procedures or practices.

2.22    "Network(s)" or "Association(s)" means: individually or collectively, VISA, MasterCard, American Express and Discover. Upon Heartland's request other card networks may be included in the definition of Networks, but only upon a written amendment to this Agreement in accordance with Section 11.2.

2.23     "Network Rules" means: the then-effective bylaws, rules, regulations, guidelines for members of a Network or Association and third-party service providers, orders and interpretations issued by the respective Networks, as they may be amended from time to time.

2.24     "Permitted Parties" has the meaning set forth in Section 6.1.

2.25     "Personnel" means: the employees, subcontractors, agents, and the employees of such subcontractors and agents of a Party.

2.26     "Proprietary Information" means: Trade Secrets and Confidential Business Information.

2.27     "Receiving Party" means the Party receiving any Proprietary Information hereunder, whether such disclosure is received directly from or on the Receiving Party's behalf.

2.28    "Reserve Account" has the meaning set forth in Section 3.3.1.

2.29     "Settlement Account" means: the bank account, which account shall have as its sole and exclusive owner Bancorp, that Bancorp will establish to be used for the daily settlement of Merchants' VISA and MasterCard processing activity, including without limitation Transaction Tickets, Interchange Fees, Network assessments, Network fees, refunds and chargebacks as well as the collection of certain amounts due from Merchants.

2.30     "Successor Bank" has the meaning set forth in Section 3.10.2.

2.31     "System" means: the system(s) used by Heartland to perform the Heartland Services and which Bancorp may access to receive the Heartland Services, to facilitate the Bancorp Services, and will allow Bancorp to comply with the Network Rules.

2.32     "System Rules" means the written rules and policies of Heartland related to access and use of the System that are provided to Bancorp in advance.

2.33     "Termination Assistance Services" has the meaning set forth in Section 5.5.

2.34     "Trade Secrets" means: trade secrets as defined under Delaware law, as amended from time to time, and will include without limitation and without regard to form, and whether or not reduced to writing: technical or non-technical data; a formula; a pattern; a compilation; a program; a software program; a device; a method; a technique; a drawing; a process; financial data; financial plans; product plans; nonpublic forecasts; studies; projections; analyses; a list of actual or potential customers or suppliers and other customer or potential customer information; business and contractual relationships; discoveries; ideas; concepts: research; development; operating procedures; marketing procedures and materials; fees; pricing; policies; or any information similar to the foregoing which: (a) derives economic value, actual or potential, from not being generally known and not being readily ascertainable by proper means to other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For the sake of clarity, Trade Secrets will include information provided to Bancorp or Heartland by any third parties, which Bancorp or Heartland, as applicable, is obligated to hold in confidence.

2.35     "Transaction Ticket" means: a record (whether paper, magnetic, electronic or otherwise) that is created to evidence the use of a customer's bankcard as payment for a Merchant's products, services, cash advances or otherwise or for credit or refund.

3.     Heartland Services and Bancorp Services and Compensation.

3.1     Heartland Services and Bancorp Services and Compensation Obligations.

3.1.1 Each Party's respective obligations to the other Party are set forth in the following

Exhibits to this Agreement:
Heartland Obligations- Exhibit 2
Insurance Requirements- Exhibit 4
Heartland's Underwriting Requirements for Determination of Eligible Merchants- Exhibit 5

3.1.2     Associated compensation rights and obligations are set forth in the following Exhibits to this Agreement:

Compensation- Exhibit 3 and Exhibit 1, Section 3.2.

3.1.3     Except as otherwise provided in this Agreement (such as indemnity), including the Exhibits attached to this Agreement, each Party will be responsible for its own expenses.

3.2     Statements on Compensation.

3.2.1     On or before the seventh (7th) day of each calendar month (and within seven (7) calendar days following the effective date of termination of this Agreement) Heartland will submit to Bancorp monthly processing reports and any supporting documentation that Bancorp may reasonably request from time to time for the calculation of the Fees due to Bancorp under Exhibit 3 for the prior calendar month (or portion thereof if the effective date of termination of this Agreement is other than the last day of a calendar month).

3.2.2     On or before the twentieth (20th) day of each calendar month (and within twenty (20) calendar days following the effective date of termination of the Agreement) Bancorp will submit to Heartland a written statement of Fees and other applicable costs owed to Bancorp by Heartland, including but not limited to wire fees, overdraft fees, interest and reimbursements, plus any supporting documentation for Fees and other applicable costs that Heartland may reasonably request from time to time.

3.2.3     If the terms and conditions of this Section conflict with the terms and conditions in Exhibit 3, the terms and conditions of Exhibit 3 (as amended from time to time in accordance with Section 11.2 hereof) will control.

3.3     Reserve Account.

3.3.1     Bancorp agrees to establish a deposit account, which deposit account shall have as its sole and exclusive owner Bancorp and shall be titled "Bancorp FBO Heartland Merchant Reserves", for the purposes of providing a source of repayment by Merchants to Bancorp or to Heartland (the "Reserve Account").

3.3.2     Reserve Account may hold funds from Merchants on a co-mingled basis. Heartland shall maintain in System all subsidiary records identifying the portion of the balance in the Reserve Account attributable to each Merchant. On a monthly basis, Heartland shall provide to Bancorp the then-current subsidiary records of the Reserve Account. Heartland shall have access to review the Reserve Account at all times.

3.3.3     If Heartland, in its sole but reasonable judgment determines that any Merchant has caused Heartland to suffer or incur any Merchant Loss or reasonably likely to cause Heartland to suffer or incur any Merchant Loss, Heartland may, pursuant to the terms of an applicable written agreement with a Merchant, make any and all changes in the System necessary to cease or to reduce the amount of ACH deposits to any bank account of such Merchant, provided, however, that all such ceased or reduced ACH deposits not remitted to Merchant are deposited directly into Reserve Account.

3.3.4     If Bancorp, in its sole but reasonable judgment determines that any Merchant has caused Bancorp to suffer or incur any Merchant Loss or reasonably likely to cause Bancorp to suffer or incur any Merchant Loss, Heartland shall, pursuant to instructions of Bancorp and consistent with the terms of the applicable written agreement with a Merchant, make any and all changes in the System necessary to cease or to reduce the amount of ACH deposits to any bank account of such Merchant and, if so instructed by Bancorp, make any and all changes in the System necessary to redirect ACH deposits directly into Reserve Account.

3.3.5     From time to time, Heartland and Bancorp shall cooperate on deposits to, withdrawals from and other administration of the Reserve Account, pursuant to the terms of this Agreement and applicable agreements with Merchant, including but not limited to Merchant Agreement.

3.4     Right of Set-Off. Heartland agrees that Bancorp has and retains the right of set-off with respect to any actual, identified Loss or Merchant Loss against any property of Heartland which at any time Bancorp shall have in its possession and/or control, including without limitation, any balance or share of any deposit, agency, trust, escrow or other account with Bancorp, and any other amounts which may be owing from time to time by Bancorp to Heartland, excluding, for purposes of the forgoing, property held by Heartland for a Merchant or unaffiliated third party. The right of set-off in favor of Bancorp, if exercised, shall be deemed to have been exercised at the time Bancorp first restricts Heartland's access to property in Bancorp's possession, even though this set-off may be entered on Bancorp's books and records at a later time. Bancorp shall have no right of set-off against any Heartland property for any portion of a Loss or Merchant Loss which shall be contested in good faith by Heartland in writing to Bancorp within ten (10) Business Days following Bancorp's notice of such Loss or Merchant Loss to Heartland.

3.5     Rights to Funds in the Hands of Bancorp.

3.5.1     Heartland hereby acknowledges that all funds deposited in the Settlement Account are and shall be the property of Bancorp, it being the understanding and arrangement of the parties that Heartland merely owns a contractual right to payment from the Settlement Account as provided in this Agreement. Bancorp hereby acknowledges that all funds deposited in Operating Account are and shall be the property of Heartland.

3.5.2     Heartland agrees to use commercially reasonable efforts to amend its existing credit facility or to enter into a replacement credit facility that would permit Heartland to grant Bancorp a security interest in Heartland funds deposited with Bancorp under this or any similar or related agreement; provided, however, that Heartland shall not be obligated to enter into such an amendment or replacement facility in the event that such shall cause Heartland to be subject to materially more restrictive or detrimental terms, including without limitation a higher interest rate, fees or expenses, materially more restrictive covenants, etc.

3.6     No Exclusivity: Use of Confidential Business Information for Solicitations. This Agreement does not create an exclusive arrangement between Heartland and Bancorp. Bancorp and Heartland may contract with other entities and/or sponsor other merchant processing providers or enter into other BIN or ICA sponsorship arrangements from time to time in their respective sole and exclusive discretion. Bancorp may at all times solicit Merchants and other Heartland clients/customers for Bancorp to provide any banking services, including, by way of example and without limitation: demand deposit banking, merchant acquiring relationships and the types of bank sponsorships/services contemplated in this Agreement; provided, however, that Bancorp will not use Confidential Business Information to solicit Merchants, or then current employees, clients, or customers of Heartland except as may be agreed by Heartland and Bancorp in writing.

3.7     Inconsistency of Law and Network Rules. As allowed by applicable law, in the event of any inconsistency between any provision of this Agreement and the Network Rules, the Network Rules in each instance will be afforded precedence and will apply. Each Party will have ninety (90) Business Days upon receipt of notice or obtaining knowledge of any inconsistencies between the Network Rules and this Agreement to cure any such inconsistencies that is under such Party's control. Unless otherwise agreed to in writing by Bancorp and Heartland, this Agreement will terminate at the end of such 90-day period if the inconsistency between the Network Rules and this Agreement is not cured.

3.8     Assurances. Bancorp and Heartland agree that the performance of Heartland Services and Bancorp Services (as applicable to each Party) under this Agreement are hereby made subject, and without notice, to the examination of the Board of Governors of the Federal Reserve System, or such other governmental agency as shall have jurisdiction, together with any resolutions, agreements or assurances encompassing the foregoing matters, in such form as may be required by the Board of Governors of the Federal Reserve System or other such governmental agency.

3.9    Due Care. Bancorp and Heartland represent and warrant that each Party will exercise due care in inputting and processing data and information and in performing their respective obligations in this Agreement, and each Party will, upon discovery of an error or omission attributable to the malfunction of equipment which it owns or leases or to the acts, negligence or the failure of operators, programmers, or other Personnel or programs employed by the applicable Party, use best efforts to correct such error or omission, and provide prompt notice of the error or omission to the other Party.

3.10     Administration of Merchant Agreements.

3.10.1    Each party acknowledges and agrees that each Merchant does and shall have a direct business relationship with Heartland. Subject to the terms and provisions of this Agreement and to the Network Rules, Heartland shall administer the Merchant relationship including the Merchant Agreement.

3.10.2     Notwithstanding anything to the contrary herein, Bancorp shall have no ownership rights in the Merchant Agreements or Accounts, other than those explicitly required by the Network Rules. Heartland may at any time transfer its ownership or other rights in any or all of the Merchants and Merchant Agreements, and Heartland may by written request require Bancorp to transfer its rights in the Merchants or Merchant Agreements, to a member of the Networks, in accordance with the Network Rules. Bancorp shall promptly comply with such written request and transfer any and all rights and obligations it may have in the Merchant Agreements and the Bancorp BINs or ICAs related to the Merchants, to any financial institution ("Successor Bank") who is a member of the Associations, as directed by Heartland, within the specified period of time requested by Heartland (which shall be no shorter than thirty (30) Business Days and no longer than one hundred eighty (180) calendar days) or such longer period as agreed to by the parties; provided, however, that (i) Heartland has paid all amounts then due from Heartland to Bancorp, including without limitation any Additional Compensation due and owing pursuant to Section 5.6 hereunder, and (ii) Bancorp and Successor Bank have mutually agreed, in writing, to the terms of the transfer of Bancorp's rights and obligations in the Merchant Agreements and the Bancorp BINs or ICAs related to the Merchants. Bancorp's period of time to transfer their rights in the Merchant Agreements and the Bancorp BINs or ICAs to a Successor Bank may be extended, as reasonably necessary, to accommodate Network requirements or limitations.

4.     License to System.

4.1     General License. Subject to the terms and conditions of this Agreement and as a material inducement for Bancorp to enter into this Agreement, Heartland hereby grants to Bancorp a nonexclusive, non-transferable (except as provided herein), non-sublicensable license to the System in accordance with the terms and conditions of this Agreement with a term that coincides with the term of this Agreement and for the sole purposes of processing with respect to the Merchants. Bancorp shall promptly notify Heartland if it becomes aware of any data security breach arising out of its use of the System or a failure to comply in any material respect with the System Rules and shall use commercially reasonable efforts to cooperate with Heartland to resolve such issue as soon as reasonably practicable.

4.2     Third-Party Licenses. If any third party software or other System element is a part of the System upon the Effective Date of this Agreement or becomes a part of the System after the Effective Date of this Agreement, Heartland will obtain for Bancorp (and its Personnel) a license to use such third party software or other System element pursuant to this Section 4 at no additional cost or expense to Bancorp.

4.3     License Fees and Use Restrictions. Any exercisable license for Bancorp to use applicable portions of the System will be subject to, and the Parties will comply with, the following terms and conditions:

4.3.1     There will be **REDACTED**; and

4.3.2     Bancorp's applicable System usage must be: (a) for the internal purposes of Bancorp only; and (b) to receive the Heartland Services or to facilitate delivery of the Bancorp Services.

4.4     Proprietary Rights. Bancorp acknowledges that its applicable software or other System elements usage is licensed and not sold to Bancorp. Heartland and its licensors (as applicable) own and retain all rights, title, and interest in the applicable software or other System elements, including without limitation any modifications or derivative works related thereto, whether created by Bancorp or Heartland.

5.     Term and Termination.

5.1     Term. This Agreement will commence as of the Effective Date and will terminate on the fifth (5th) anniversary of the Effective Date, unless earlier terminated in accordance with the provisions of this Agreement. This Agreement will automatically renew for additional one (1) year periods, beginning and ending on each anniversary of the Effective Date, unless either Party provides the other Party notice of its intention not to renew the Agreement at least one-hundred and eighty (180) calendar days before the automatic renewal date (anniversary of Effective Date) of this Agreement.

5.2     Termination by Bancorp.

5.2.1     For Cause. Bancorp may immediately terminate this Agreement, as a whole, in the event that Heartland breaches any material obligation under this Agreement, and such breach remains uncured for thirty (30) calendar days after notice of such breach is delivered to Heartland. If Bancorp terminates this Agreement pursuant to this Section 5.2.1 then Heartland will provide to Bancorp all software and documentation, pursuant to Section 4, necessary for Bancorp to continue to use and access System from and after termination of this Agreement.

5.2.2     Requirements of Bancorp Regulator. Bancorp may terminate this Agreement, as a whole or in part, in the event that it is expressly required to do so by order of a federal or state regulator having jurisdiction over Bancorp . If Bancorp is required to so terminate, Bancorp shall provide one hundred eighty (180) calendar days notice to Heartland prior to termination; provided, however, no such prior notice will be required if such notice is prohibited by the applicable regulator.

5.2.3     Loss of Sponsorship or ISO or MSP Network Membership of Heartland. Bancorp may terminate this Agreement, as a whole, in the event any Network provides notice of its termination of Heartland's sponsorship, ISO or MSP membership. If Bancorp intends to so terminate, Bancorp shall provide one hundred eighty (180) calendar days notice prior to termination; provided, however, that this notice condition for termination pursuant to this Section 5.2.3 will not apply if such notice is expressly prohibited by the applicable Network.

5.2.4     Change of Control. Bancorp may terminate this Agreement, as a whole, if there shall occur any sale of all or substantially all of the assets of Heartland, or a reorganization, merger, or similar transaction involving Heartland which directly or indirectly causes a change of ownership of a majority of the voting equity of Heartland. If Bancorp intends to so terminate, Bancorp shall provide no less than one hundred eighty (180) calendar days notice prior to termination.

5.3     Termination by Heartland.

5.3.1     For Cause. Heartland may immediately terminate this Agreement, as a whole, in the event that Bancorp breaches any material obligation under this Agreement, and such breach remains uncured for thirty (30) calendar days after notice of such breach is delivered to Bancorp. If Heartland so terminates, Heartland agrees to pay to Bancorp all compensation that Bancorp earned prior to the date of such termination.

5.3.2     For Convenience. Heartland may terminate this Agreement, as a whole or in part, for convenience (without cause) and in its sole discretion, at any time upon notice to Bancorp six (6) months before Heartland's intended termination date of the Agreement; provided, however, if Heartland terminates this Agreement in part, then Bancorp may terminate this Agreement in whole. If Heartland so terminates, Heartland must pay to Bancorp all compensation that Bancorp earned prior to the date of such termination.

5.3.3     Loss of or Restrictions Upon Association Membership. Heartland may terminate this Agreement, as a whole in the event any Association terminates Bancorp's membership. If Heartland intends to so terminate, Heartland shall provide one hundred eighty (180) calendar days notice to Bancorp.

5.4     Insolvency. Either Party may terminate this Agreement, in whole or in part, as allowed by law, if the other Party: (a) becomes or is declared insolvent or is the subject of any liquidation or insolvency proceedings, including, but not limited to, the appointment of a receiver or similar officer for such Party;
(b) makes an assignment for the benefit of all or substantially all of its creditors; (c) enters into an agreement for the composition, extension, or readjustment of all or substantially all of its debts or obligations; or (d) files a voluntary bankruptcy petition or has an involuntary bankruptcy petition filed against it and either the voluntary or involuntary petition is not dismissed within sixty (60) calendar days of the petition's filing. If Bancorp terminates this Agreement pursuant to this Section 5.4 then Heartland will be provide to Bancorp all software and documentation, pursuant to Section 4, necessary for Bancorp to continue to use and access System from and after termination of this Agreement

5.5     Termination Assistance Services.

5.5.1     After expiration or termination of this Agreement by either Party, Bancorp will, for a period of time not to exceed one hundred eighty (180) calendar days, continue to perform its obligations (as detailed in Exhibit 1 and Exhibit 2 hereto) pursuant to this Agreement so that Merchants continue to receive Transaction Ticket processing under the Bancorp BINs or ICAs ("Termination Assistance Services"); provided, however, Bancorp shall not have the obligation to provide Termination Assistance Services to Heartland in the event Bancorp terminates this Agreement for cause in accordance with Section 5.2.1 and provided further, Bancorp's obligation to perform Termination Assistance Services in the event Bancorp terminates this Agreement in accordance with Section 5.2.2 is subject to the Bancorp regulator's right to prohibit Bancorp's provision of such services and Bancorp's obligation to perform Termination Assistance Services in the event Bancorp terminates this Agreement in accordance with Section 5.2.3 is subject to the applicable Network's right to prohibit Bancorp's provision of such services. Notwithstanding anything to the contrary herein, upon a termination of this Agreement in accordance with Section 5.2.2 or Section 5.2.3, Bancorp covenants that it shall use commercial reasonable efforts to negotiate with the regulator or Network, as applicable, in favor of providing such Termination Assistance Services in the event that such regulator or Network shall prohibit the Bancorp's provision of such services.

5.5.2     After the expiration or termination of such Termination Assistance Services, the Parties will answer questions regarding the subject matter of this Agreement or the Heartland or Bancorp Services on an "as needed" basis.

5.5.3     In the event of a termination hereunder as permissible by applicable regulators or Networks, Bancorp shall, after the written request from Heartland and payment in full all amounts then due from Heartland to Bancorp, including without limitation Additional Compensation, transfer any and all rights and obligations it may have in the Merchant Agreements and the Bancorp BINs or ICAs related to the Merchants, to any Successor Bank who is a member of the Associations, as directed by Heartland, within fifteen (15) Business Days after termination or such longer period (not to exceed thirty (30) calendar days); provided, however, that Bancorp and Successor Bank have mutually agreed, in writing, to (i) the terms of the transfer of Bancorp's rights and obligations in the Merchant Agreements and the Bancorp BINs or ICAs related to the Merchants and (ii) that Bancorp's period of time to transfer their rights in the Merchant Agreements and the Bancorp BINs or ICAs to a Successor Bank may be extended, as necessary, to accommodate Network requirements or limitations.

5.5.4    Unless prohibited by a regulator or Network, as applicable given the context, Bancorp will provide all Bancorp Services and Heartland shall pay for Bancorp Services as set forth hereunder until Bancorp's rights and obligations in the Merchant Agreements and the Bancorp BINs and ICAs related to the Merchants are transferred to Successor Bank.

5.6    Additional Compensation

5.6.1     If, through the actions of Heartland, Heartland's Affiliates or their successors, in **REDACTED** during the term of this Agreement, more than **REDACTED** of Transaction Tickets are relocated, transferred or otherwise redirected from Bancorp's BIN or ICA to another BIN or ICA utilized by another person with which Heartland, Heartland's Affiliates or their successor has a contractual relationship, including without limitation a financial institution, Heartland shall pay to Bancorp Additional Compensation no later than **REDACTED** after the disclosure by Heartland of such prior effective transfer or the discovery by Bancorp of such effective transfer of transaction processing. For avoidance of doubt, Heartland shall not be required to pay to Bancorp Additional Compensation if (i) a Merchant discontinues the use of Heartland Services as a result of a Merchant terminating such Merchant's business relationship with Heartland, Heartland's Affiliates or their successor or otherwise, or (ii) Bancorp breaches any of its material obligations hereunder or terminates any such Merchants, (iii) Heartland terminates this Agreement pursuant to Section 5.3.1 or Section 5.3.3, Bancorp terminates this Agreement pursuant to Section 5.2.2 or (iv) either party terminates this Agreement pursuant to Section 5.4.

5.6.2     If Heartland terminates this Agreement pursuant to Section 5.3.2 or if Bancorp terminates this Agreement pursuant to Section 5.2.1, Section 5.2.3 or Section 5.2.4, then Heartland will pay Bancorp Additional Compensation by no later than the effective date of such termination.

6.     Confidentiality of Proprietary Information.

6.1     Ownership and Restrictions on Use. The Receiving Party acknowledges and agrees that, except as otherwise provided in this Agreement, the Proprietary Information of the Disclosing Party will remain the sole and exclusive property of the Disclosing Party or of a third party providing such information to the Disclosing Party. The disclosure of the Disclosing Party's Proprietary Information to the Receiving Party does not confer upon the Receiving Party any license, interest, or right of any kind in or to the Proprietary Information, except as provided under this Agreement. At all times and notwithstanding any termination or expiration of this Agreement, the Receiving Party agrees that it: {a) will hold in strict confidence and not disclose to any third party the Proprietary Information of the Disclosing Party, except as approved in writing by the Disclosing Party; (b) will only use Proprietary Information received by it solely to carry out the purposes of this Agreement and for no other purpose whatsoever; (c) will only permit access to the Proprietary Information of the Disclosing Party to those of its Personnel, officers, directors, internal or external auditors ("Permitted Parties") having a need to know, who have signed confidentiality agreements or are otherwise bound by confidentiality obligations substantially similar to those contained in this Agreement; (d) will be responsible to the Disclosing Party for any Permitted Party's use or disclosure of the Disclosing Party's Proprietary Information provided to such Permitted Party by the Receiving Party; (e) will use at least the same degree of care it would use to protect its own Proprietary Information of like importance, but in any case with no less than a reasonable degree of care, including, maintaining information security standards for such Proprietary Information as are commercially reasonable (and for Heartland, in compliance with Section 9 of this Agreement); and (f) will not alter or remove any identification, copyright or proprietary rights notices which indicate the ownership of any part of the Disclosing Party's Proprietary Information. Neither Party will communicate any information to the other Party in violation of the proprietary rights of any third party.

6.2     Exceptions to Restrictions on Use.

6.2.1     The obligations and restrictions described in Section 6.1 will not restrict either Party with respect to information which: (a) was rightfully in the Receiving Party's possession without restriction on use or disclosure before receipt from the Disclosing Party, as evidenced by written documentation; (b) is or becomes a matter of public knowledge through no fault of the Receiving Party; (c) is rightfully received by the Receiving Party without restrictions on use or disclosure from an unaffiliated third party; (d) is independently developed by the Receiving Party without use of the Disclosing Party's Proprietary Information as evidenced by written documentation; or (e) is disclosed by the Receiving Party with the Disclosing Party's prior written approval.

6.2.2     The obligations and restrictions described in Section 6.1 will not restrict either Party with respect to information which: (a) is required to be disclosed by law, regulations, any regulatory body (including without limitation the SEC), court order or subpoena, provided that the Receiving Party must, if legally permissible: (i) exercise reasonable efforts to notify the Disclosing Party before the disclosure is made; (ii) make a reasonable effort to assist and cooperate with the Disclosing Party in seeking a protective order requiring that the Proprietary Information being disclosed be used only for the purposes for which disclosure is required; and (iii) reasonably cooperate with the Disclosing Party in its efforts to protect the confidentiality of the Proprietary Information required to be disclosed; or (b) is required to be disclosed to comply with or enforce the terms of this Agreement. However, the Parties agree that Proprietary Information may be made available to supervisory or regulatory authorities of either Party or the Internal Revenue Service upon the written request of any such authority or the Internal Revenue Service (as applicable). In addition, despite anything in Section 6.1 or Section 6.2.2 herein to the contrary, Bancorp agrees that Bancorp's Proprietary Information may be made available to the extent necessary to perform the Heartland Services, but for no other purpose.

6.3     Notice of Unauthorized Disclosures. Each Party to this Agreement will immediately notify the other Party in writing upon discovery of any loss or unauthorized disclosure of the Proprietary Information of the other Party.

6.4    Limit on Reproductions. The Receiving Party will not reproduce the Disclosing Party's Proprietary Information in any form except as required to accomplish the intent of this Agreement. Any reproduction of any Proprietary Information by the Receiving Party will remain the property of the Disclosing Party and will contain any and all confidential or proprietary notices or legends that appear on the original, unless otherwise authorized in writing by the Disclosing Party.

6.5     Document Destruction - Information Erasure.

6.5.1     Upon the earlier of: termination of this Agreement, written request of the other Party, or when no longer needed by either Party for fulfillment of its obligations under this Agreement, each Party will either: (a) promptly return to the other Party all documents and other tangible materials representing the other Party's Proprietary Information, and all copies thereof in its possession or control; (b) destroy all tangible copies of the other Party's Proprietary Information in its possession or control; or (c) if return or destruction is not feasible, maintain the other Party's Proprietary Information in compliance with the requirements of this Section 6 and the reasonable record retention policies of the Receiving Party.

6.5.2     If the Receiving Party destroys the Disclosing Party's Proprietary Information instead of returning it, then the Receiving Party will provide the Disclosing Party with information regarding the Receiving Party's procedures and processes for destruction and will give written assurances, reasonably acceptable to the Disclosing Party: (a) that the Proprietary Information was properly and securely destroyed; (b) as to how and by what means it was destroyed; and (c) if applicable, the location where it was disposed of. The requirements of this subsection apply to all Proprietary Information of a Party regardless of format, including, without limitation, printed, magnetic, electronic or other format. The destruction methods described in the grid below are acceptable methods of destruction relative to the identified Proprietary Information.

TYPE OF PROPRIETARY INFORMATION STORED OR USED	DESTRUCTION METHOD
Hard Copy
Shredding, pulverizing, burning, or other suitable destruction method so that any Proprietary Information is not readable at all and cannot be reassembled or reconstructed in any way so that it is practicably readable.

Electronic Tangible Media, such as CDs, Disks, Tapes	Destruction or erasure of such media so that any Proprietary Information is not readable at all and cannot be reassembled or reconstructed in any way so that it is practicably readable.
Hard Drive Storage or similar Computer or Device Storage
Erasure or elimination of Proprietary Information from such device so that any Proprietary Information is not readable at all and cannot be reassembled or reconstructed in any way so that it is practicably readable.

6.6    Equitable Relief. If either Party should breach or threaten to breach any provision of this Section 6, the non-breaching Party, in addition to any other legal remedy it may have, will be entitled to seek a restraining order, injunction, order of specific performance, or any other equitable remedy in order to obtain the protections provided by this Section 6. Each Party specifically acknowledges that money damages alone would be an inadequate remedy for the injuries and damages that would be suffered and incurred by the non-breaching Party as a result of a breach of any provision of this Section 6. In the event that either Party should seek an injunction hereunder, the other Party hereby waives any requirement for the submission of proof of the economic value of any Proprietary Information or the posting of a bond or any other security.

6.7     Survival. Notwithstanding any expiration or termination of this Agreement, all of the Receiving Party's nondisclosure and use obligations pursuant to this Section 6 will survive: (a) for three (3) years after expiration or termination with respect to any Confidential Business Information of Bancorp or Heartland received prior to such expiration or termination; and (b) with respect to Trade Secrets, for so long as such information continues to constitute a trade secret under applicable law.

6.8     Prior Confidentiality Agreements Superseded. The provisions set forth in this Section 6 supersede any previous oral or written agreement between the Parties relating to the protection of any Proprietary Information.

6.9     Information related to Tax Structure and Treatment. It is the Parties' mutual intent that the tax structure and tax treatment of the transactions contemplated by this Agreement will not be confidential and that notwithstanding anything herein to the contrary, each Party and its Personnel may disclose to any and all persons, without limitation of any kind, the tax structure and tax treatment of the transactions contemplated herein such that the transactions will be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and any comparable provision in the law of any other jurisdiction.

6.10     Confidentiality of Agreement. Except as necessary to perform their respective obligations (a) under this Agreement or (b) under applicable law (including without limitation disclosure required by the SEC or under any applicable securities laws), Bancorp and Heartland will use commercially reasonable efforts to keep confidential and not disclose any of the terms and conditions of this Agreement to any third party without the prior written consent of the other Party.

7.     General Warranties. Representations and Covenants.

7.1     Heartland Warranties. Representations and Covenants.

7.1.1     General.

7.1.1.1 Heartland represents, warrants and covenants that: (a) the Heartland Services will strictly comply with the requirements of this Agreement; (b) Heartland will pay all material and undisputed amounts owed by Heartland to all third party vendors and processors or other related service providers to encourage the Heartland Services and the Bancorp Services are uninterrupted to Merchants; (c) the Heartland Services and System will comply in all material respects with applicable laws, rules and regulations and Network Rules applicable to Heartland.

7.1.1.2 Heartland will follow the underwriting policy referenced as Exhibit 5 in connection with each application of a Merchant, and will not amend, in any material respect, such underwriting policy or form of Merchant agreement without prior notification to Bancorp.

7 .1.1.3 Heartland will re-perform any Heartland Services which fail to meet the foregoing warranties at Heartland's sole expense.

7.1.1.4 If Heartland breaches any of its representations, warranties and covenants set forth in this Section 7.1.1, without waiving any rights it may have as a result of such breach, Bancorp may, but is not required to, fulfill such obligations and Heartland must reimburse Bancorp for all Losses associated with Bancorp fulfilling of such obligations.

7.1.2     Network Requirements. Heartland represents and warrants that it will establish and maintain the following specific performance standards with regard to the Network Rules:

7.1.2.1 Heartland will provide Bancorp timely management and exception reporting including, but not limited to, the information required by Bancorp for Network quarterly reports and monthly compliance and business reviews, and will provide System access, pursuant to Section 4, necessary for Bancorp to perform its obligations under the Network Rules, including, but not limited to, settlement and reconciliation of Transaction Tickets.

7 .1.2.2 Heartland will provide Bancorp prompt and appropriate responses to Network risk monitoring program requests and requirements. In the event that a Network assesses any fine against Bancorp arising from, relating to or in connection with the Heartland Services, Heartland will immediately reimburse Bancorp for any such Network fine. In addition, Heartland will reimburse Bancorp for all Network assessment fees arising from, relating to or in connection with this Agreement.

7.2     Bancorp Warranties, Representations, and Covenants. Bancorp represents warrants and covenants that: (a) the Bancorp Services will strictly comply with the requirements of this Agreement; and (b) the Bancorp Services will comply in all material respects with: (1) applicable laws, rules and regulations and (2) Network Rules applicable to Bancorp.

7.3     Mutual Warranties. Each Party hereby represents and warrants that: (a) it is duly organized and validly existing under the laws of the state of its incorporation or formation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; (b) this Agreement is a legal and valid obligation binding upon both Parties and enforceable in accordance with its terms; and (c) the execution, delivery and performance of this Agreement by each Party does not conflict with any agreement, instrument or understanding, oral or written, to which either Party may be a party or by which either Party may be bound, and does not violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

8.     Indemnification, Insurance and Limitation on Liability. For the purposes herein, each Party, when providing indemnification, will be termed an "Indemnifying Party" and each Party, when receiving the benefits of indemnification, shall be termed an "Indemnified Party." The term "Indemnified Party" will include the other Party's respective shareholders, officers, directors, Personnel, successors and assigns.

8.1     Mutual General Indemnity. The Indemnifying Party will indemnify, defend, and hold harmless the Indemnified Party from and against any and all damages (including any and all third party claims) and (whether ordinary, direct, indirect, incidental, special, consequential or exemplary), judgments, liabilities, fines, penalties, losses, claims, actions, demands, lawsuits, costs, and expenses including, without limitation, reasonable attorneys' fees, that arise out of or relate to:

8.1.1 the negligence, willful misconduct or fraud of the Indemnifying Party;

8.1.2 the breach of the Indemnifying Party's confidentiality or security obligations;

8.1.3 the breach of the Indemnifying Party's representations, warranties or obligations; and

8.1.4 any payments, compensation, damages or other amounts, however characterized or determined, to a third party, including, without limitation, Merchants, to the extent arising out of or relating to any of the foregoing or any other breach of this Agreement by the Indemnifying Party which the Indemnified Party is obligated to pay.

8.2    Heartland Indemnity. In addition the indemnification obligation of Heartland pursuant to Section 8.1, Heartland will indemnify, defend, and hold harmless each Indemnified Party of Bancorp from and against:

8.2.1     Any Losses relating with respect to any Merchant, Merchant Agreement, Merchant Account or Transaction Ticket;

8.2.2     All Merchant Losses incurred by Bancorp for any reason other than the gross negligence or willful misconduct of Bancorp; or

8.2.3     Any Losses arising from, relating to or in connection with breach of any representation, warranty or covenant of Heartland under this Agreement.

For purposes of this Section 8, the acts or omissions of a Party's Personnel will be deemed the acts or omissions of the Party.

Nothing in this Section 8 in any manner relieves the Indemnified Party of its obligations under statutory workers' compensation law and other laws regarding employer obligations as to the Indemnified Party's Personnel.

8.3     Bancorp Indemnity. In addition the indemnification obligation of Heartland pursuant to Section 8.1, Bancorp will indemnify, defend, and hold harmless each Indemnified Party of Heartland from and against any Losses relating to Bancorp's access to the System.

8.4     Intellectual Property.

8.4.1     Heartland, at its expense, will defend, indemnify, and hold each Indemnified Party of Bancorp harmless from and against any and all damages (including any and all third party claims) and (whether ordinary, direct, indirect, incidental, special, consequential, or exemplary}, judgments, liabilities, fines, penalties, losses, claims, actions, demands, lawsuits, costs, and expenses including, without limitation, reasonable attorneys' fees, against the Indemnified Party of Bancorp arising from, relating to or in connection with a claim, action, lawsuit, or proceeding made or brought against the Indemnified Party of Bancorp by a third party alleging the infringement or violation of such third party's patent, trade secret, copyright, trademark or other intellectual property right by way of Bancorp's use of any Heartland Services or the System.

8.4.2     In addition to, and not in limitation of Heartland's obligation to protect Bancorp as provided in Section 8.4.1, in the event a court of competent jurisdiction makes a determination that any Heartland Services or System infringe or otherwise violate any third party intellectual property right, or if Heartland determines that any Heartland Services or System likely infringe or otherwise violate such third party's intellectual property right, Heartland, at its option and expense, will: (a) modify the infringing portion of the Heartland Services or System so as to make it non-infringing and non-violating, while maintaining substantial similar functionality; (b) replace the infringing portion of the Heartland Services or System with a non-infringing and non-violating product having substantial similar functionality; or (c) obtain the right for Bancorp to continue using the infringing or violating portion of the Heartland Services or System.

8.5     Indemnification Procedures. The indemnity obligations of the Parties in this Section 8 are subject to the following terms and conditions:

8.5.1     The Indemnifying Party's obligations under this Section 8 will be subject to the Indemnified Party: (a) providing the Indemnifying Party prompt notice of the event giving rise to an indemnity obligation; (b) providing reasonable cooperation and assistance in the defense or settlement of the same; (c) and granting the Indemnifying Party control over the defense and settlement of the same.

8.5.2     The Indemnifying Party will not agree to any settlement which results in an admission of liability by the Indemnified Party without its prior written consent.

8.5.3     With respect to this Section 8, in the event the Indemnifying Party fails to provide a reasonably sufficient defense of an claim subject to indemnification in the opinion of the Indemnified Party, the Indemnified Party may retain its own legal counsel and provide its own defense with respect to the indemnified claim, and the Indemnifying Party will reimburse the Indemnified Party for its reasonable attorneys' fees and expenses for such defense. The Indemnifying Party will have the right to consent to any settlement or judgment that is binding upon the Indemnifying Party, which consent will not be unreasonably withheld, delayed or conditioned.

8.6     Limitations on Indemnity Obligations. For the avoidance of doubt, and notwithstanding any other provision in this Agreement, the foregoing indemnification obligations of Parties under Section 8.1, Section 8.2, Section 8.4 and Section 8.5 shall survive termination of this Agreement indefinitely and shall be without dollar limit.

8.7     Insurance Coverage. Unless otherwise agreed to in writing, Heartland will, at its own expense, carry and maintain, during this Agreement, the insurance coverage in amounts no less than what is specified on Exhibit 4. All insurance policies or bonds required by this Agreement will be issued by insurance companies with an A.M. Best Rating of not less than A-, a Standard & Poor's rating of not less than AA- or a Moody's rating of not less than Aa3. Heartland will also be responsible for ensuring that its subcontractors comply with the insurance requirements of this Section.

8.8     Insurance Requirements. Each of the Parties must carry insurance that is customary and prudent for the nature of its business and consistent with prevailing practices in its industry. To the extent not inconsistent with its insurance coverages and contracts, each party agrees to waive, and will require its insurers to waive, all rights of subrogation against the other party, its directors, officers, and Personnel as it relates to the General Liability and Umbrella Liability policies. On or prior to the execution hereof, each Party will provide the other party with a certificate of insurance evidencing such required coverage. In addition, each party will be notified of any material change or cancellation of such policies with at least thirty (30) calendar day's prior notice. If either party, at any time, neglects or refuses to provide the insurance required herein, or should such insurance be cancelled or materially changed without a new policy to replace and/or provide same coverage, the other party will have the right to terminate the Agreement without penalty.

8.9     Limitation of Liability.

EXCEPT FOR (a) THE PARTIES' OBLIGATIONS OF CONFIDENTIALITY, SECURITY, INDEMNITY FOR THIRD PARTY CLAIMS, (b) BANCORP'S CLAIMS AGAINST HEARTLAND FOR INFRINGEMENT INDEMNIFICATION AND (c) EITHER PARTY'S CLAIMS AGAINST THE OTHER

PARTY FOR ACTS OR OMISSIONS OF GROSS NEGLIGENCE, FRAUD, OR WILLFUL MISCONDUCT OF THE OTHER PARTY (INCLUDING ITS OFFICERS, DIRECTORS, PERSONNEL, OR SUCCESSORS OR ASSIGNS, AS APPLICABLE), NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR:

8.9.1 ANY INDIRECT, INCIDENTAL, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOSS OF INCOME, PROFITS OR DATA, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF, OR HAD REASON TO KNOW OF, THE POSSIBILITY OF SUCH DAMAGES; OR

8.9.2 ANY AMOUNT GREATER THAN THE AMOUNT OF HEARTLAND'S REQUIRED UMBRELLA INSURANCE COVERAGE ON EXHIBIT 4 (WHETHER OR NOT A CLAIM IS EVER MADE UNDER SUCH POLICY).

The Parties agree that any amounts payable by either Party in damages to a third party pursuant to a claim for which the other Party has an indemnification obligation under this Section 8, will be characterized as direct damages of the Indemnified Party.

9.     Information Security and Compliance with Network Rules-Regulations Audit Rights.

9.1     Heartland will provide information, data back-up procedures, and information security so as to reasonably ensure that any Proprietary Information or Confidential Business Information of a Merchant or customers of such Merchant that Heartland receives for Transaction Ticket processing or any other purpose pursuant to this Agreement is not lost and that it is not modified or disclosed to or accessed by any party (other than those Permitted Parties under Section 6 of this Agreement) without Bancorp's prior written approval. Such security measures will: (a) meet or exceed Payment Card Industry Data Security Standards (as amended from time to time) or successor standards to Payment Card Industry Data Security Standards; (b) be designed to meet or exceed the objectives of the Interagency Guidelines Establishing Information Security Standards, published by the federal bank regulatory agencies, as amended from time to time; and (c) meet other information security standards that are applicable to the Heartland Services and the System, which are mandated by the Networks after the Effective Date.

9.2     To the extent required by the Network Rules or laws, rules and regulations that are applicable to the Bancorp Services, Bancorp will provide information security so as to reasonably ensure that any Proprietary Information or Confidential Business Information of a Merchant or customers of such Merchant that Bancorp receives for any purpose pursuant to this Agreement is not lost and that is not modified or disclosed to or accessed by any party (other than those Permitted Parties under Section 6 of this Agreement) without Heartland's prior written approval. Such measures will: (a) be designed to meet or exceed the objectives of the Interagency Guidelines Establishing Information Security Standards, published by the federal bank regulatory agencies, as applicable and as amended from time to time; and (b) meet other commercially reasonable information security standards.

9.3     Heartland warrants to Bancorp that Heartland will reasonably monitor, evaluate and adjust its information security systems and procedures in response to relevant changes in technology, as determined by the Parties, and internal and external threats to information security as reasonably determined by the Parties.

9.4     During the term of this Agreement, and for one (1) year following termination:

9.4.1     Subject to Heartland's privacy and security policies and procedures and applicable law, Bancorp or Bancorp auditors or regulators will have the right to conduct a remote or on-site audit of Heartland, at Bancorp's discretion, to review the information security systems and procedures, the data security systems, and the processes of Heartland, with respect to the Heartland Services under this Agreement, at any time during Heartland's regular business hours, and without unreasonably interfering with Heartland's operations, upon reasonable advance notice under the circumstances to evaluate and measure: (a) the effective protection of Proprietary Information or Confidential Business Information of a Merchant or customers of such Merchant; and (b) compliance with Network Rules and all applicable federal, state and local privacy and security laws rules and regulations. Such audit and review may be performed by Bancorp, its agent, or an independent third party or regulator bound by a nondisclosure provision substantially similar to that set forth above in this Agreement, and such audit and review may include inquiry, observation and other forms of assessment of Heartland's information security systems, procedures and processes. Heartland agrees to promptly grant access to logs, policies, records, other materials, and Heartland Personnel reasonably required for Bancorp to perform the audit.

9.4.2     Should such an audit or review reveal that Heartland's information security systems and procedures, the data security systems, and processes do not meet the terms of this Agreement, then Heartland will use commercially reasonable efforts to complete and install modifications to its information security systems and procedures, the data security systems, and processes within a commercially reasonable timeframe to meet the terms of this Agreement; provided, however, that Bancorp may not impose upon Heartland any modifications that are not required by Network Rules or applicable federal, state and local privacy and security laws rules and regulations.

9.4.3     Nothing in this Section 9.4 will require Heartland to make available to Bancorp, its agent, or an independent third party or regulators, any logs, policies, records, results or any other materials or information, which would breach confidentiality obligations between Heartland and any third party.

9.4.4     Subject to Bancorp's privacy and security policies and procedures and applicable law, Heartland or Heartland auditors or regulators will have the right to conduct a remote or on-site audit of Bancorp, at Heartland's discretion, to review the information security systems and procedures, the data security systems, and the processes of Bancorp, with respect to the Bancorp Services under this Agreement, at any time during Bancorp's regular business hours, upon reasonable advance notice under the circumstances and without unreasonably interfering with Bancorp's operations, to evaluate and measure: (a) the effective protection of Proprietary Information or Confidential Business Information of a Merchant or customers of such Merchant; and (b) compliance with Network Rules and all applicable federal, state and local privacy and security laws rules and regulations. Such audit and review may be performed by Heartland, its agent, or an independent third party or regulator bound by a nondisclosure provision substantially similar to that set forth above in this Agreement, and such audit and review may include inquiry, observation and other forms of assessment of Bancorp's information security systems, procedures and processes. Bancorp agrees to promptly grant access to logs, policies, records, other materials, and Bancorp Personnel reasonably required for Heartland to perform the audit.

9.4.5     Should such an audit or review reveal that Bancorp's information security systems and procedures, the data security systems, and processes do not meet the terms of this Agreement, then Bancorp will use commercially reasonable efforts to complete and install modifications to its information security systems and procedures, the data security systems, and processes within a commercially reasonable timeframe to meet the terms of this Agreement; provided, however, that

Heartland may not impose upon Bancorp any modifications that are not required by Network Rules or applicable federal, state and local privacy and security laws rules and regulations.

9.4.6     Nothing in this Section 9.4 will require Bancorp to make available to Heartland, its agent, or an independent third party or regulators, any logs, policies, records, results or any other materials or information, which would breach confidentiality obligations between Bancorp and any third party.

9.4.7     Prior to initiation of any audit as permitted under this Agreement, the Parties will discuss and mutually agree upon a reasonable estimate of the total costs of the audit, which Party will bear these costs, and the payment schedule for such costs.

9.5     To the extent that regulations promulgated under any relevant law applicable to either party as a provider of the services and/or System require additional or modified security, privacy, or confidentiality agreements between financial institutions and third party suppliers, the applicable party agrees that it will execute such additional or modified agreements as reasonably required by the requesting party. The requesting party will make a good faith effort to ensure that any additional or modified agreement complies with the requirements of any implementing authorities, regulators, or any other relevant laws.

10.    Force Majeure; Disaster Recovery; Contingency Planning.

10.1     Force Majeure. Subject to Section 10.2 and notwithstanding Heartland's Information Security, Disaster Recovery and/or Business Continuity obligations set forth in this Agreement, neither Party will be liable for any failure nor delay in the performance of its obligations under this Agreement to the extent such failure or delay both:

10.1.1     Is caused by any of the following: acts of war, domestic and/or international terrorism, civil riots or rebellions; quarantines, embargoes and other similar unusual governmental actions; extraordinary elements of nature or acts of God; and

10.1.2     Could not have been prevented by the non-performing Party's reasonable precautions or commercially accepted processes, or could not have been reasonably circumvented by the nonperforming Party through the use of substitute services, alternate sources, work-around plans or other means by which the requirements of a buyer of services substantively similar to the Heartland Services hereunder would be satisfied.

Events meeting both criteria set forth in subsections 10.1.1 and 10.1.2 above are referred to individually and collectively as "Force Majeure Events." The Parties expressly acknowledge that Force Majeure Events do not include vandalism, the regulatory acts of governmental agencies, labor strikes, or the nonperformance of third parties or subcontractors relied on for the delivery of the Heartland Services, unless such failure or non-performance by a third party or subcontractor is itself caused by a Force Majeure Event. Upon the occurrence of a Force Majeure Event, the non-performing Party will be excused from any further performance or observance of the affected obligation(s) for as long as such circumstances prevail, provided that (a) the Party so prevented from performing shall have provided prompt notice thereof to the other Party hereto, and (b) if such condition continues for 30 calendar days or more, the other Party may immediately terminate this Agreement. During Force Majeure Events, Heartland shall implement its Disaster Recovery and/or Business Continuity plans in accordance with its standard business practices to limit the impact of such Force Majeure Events.

10.2     Disaster Recovery I Business Contingency Planning. Notwithstanding any other provision of this Section 10, a Force Majeure Event will obligate and require Heartland to commence and successfully implement disaster recovery of all of the Heartland Services and restoration of data and information as follows:

10.2.1     Disaster Recovery Contingency Planning. Heartland will maintain backup servers and telecommunications connections for all Transaction Ticket processing, applications and/or data storage. Heartland will backup such data on a real time basis (with respect to the front-end) and a weekly basis (with respect to the back-end). The backup data will be stored at a site that is 200 miles away from the physical location of Heartland's primary data-center. Heartland's disaster recovery and contingency planning, equipment, software and telecommunications connections will enable Heartland to provide the Heartland Services and restoration of Bancorp data and information on and from such backup servers within 15-45 seconds (with respect to the front-end) and 12 hours (with respect to the back-end) of any disruption of the Heartland Services. Heartland will modify its Disaster Recovery Contingency Planning policies, practices and standards from time to time to meet or exceed applicable Payment Card Industry standards for such Disaster Recovery Contingency Planning.

10.2.2     Use of Third Parties for Disaster Recoverv. Should Heartland utilize third party(ies) to provide equipment, software and telecommunications connections for disaster recovery and contingency planning, then Heartland's agreement(s) with such third party(ies) must contain provisions that meet or exceed those provisions set forth above.

10.2.3     Testing of Disaster Recovery Systems. Heartland will test its disaster recovery capabilities at least once each calendar year. At Bancorp's request, Heartland agrees to provide such disaster recovery test results to Bancorp. Heartland acknowledges that Bancorp may request to participate in such disaster recovery testing. In the event Bancorp chooses to do so, and upon Heartland's receipt of Bancorp's request, Heartland will advise Bancorp of the date, time and scope of such disaster recovery test. Heartland further acknowledges, that Bancorp may wish to participate in the test through one or more of the following methods: (a) by accessing the disaster recovery facility from Bancorp's locations; or {b) by being physically present at Heartland's disaster recovery site (at Bancorp's expense), by signing on, entering sample data and/or reviewing on-line response if so requested by Heartland.

11.     Miscellaneous.

11.1    Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all written or oral, prior or contemporaneous agreements or understandings with respect thereto. No course of dealing or usage of trade will be used to modify the terms hereof.

11.2     No Oral Modification. No modification, extension, amendment or waiver of or under this Agreement will be valid unless made in writing and signed by an authorized representative of each Party. No written waiver will constitute, or be construed as, a waiver of any other obligation or condition of this Agreement except as expressly set forth in such waiver.

11.3     Enforceability of Signatures. An electronic copy, including a .pdf or other electronic format, or photocopy or fax of a signature to this Agreement, any written modification, extension, amendment or waiver will be binding upon the signing Party subsequent to the Effective Date of this Agreement.

11.4     Unenforceability. If any provision of this Agreement is found by a proper authority to be unenforceable or invalid, such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole; rather, this Agreement will be construed as if not containing the particular invalid or unenforceable provision or portion thereof, and the rights and obligations of the Parties hereto will be construed and enforced accordingly. In such event, the Parties will negotiate in good faith a replacement provision that would best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

11.5     Assignment. Heartland may not assign or transfer any right or obligation under this Agreement without the prior written consent of Bancorp. Bancorp may not assign or transfer any right or obligation under this Agreement without the prior written consent of Heartland. Notwithstanding the provisions of this Section, either Party may assign or transfer its rights and obligations under this Agreement to an Affiliate, without the requirement of receiving the other Party's prior written consent; provided, however that each Party must notify the other Party of the assignment or transfer of its rights and obligations within a commercially reasonable period after such assignment or transfer.

11.6     Notices. With respect to notices permitted or required under this Agreement related to the following matters, such notices must be in writing and delivered by personal delivery or certified mail or overnight carrier mail, return receipt requested: (a) notices of default and right to cure, if applicable; (b) notices intended to amend this Agreement; and (c) notices of termination. Such notices will be deemed given upon personal delivery, or upon the date of the certification of written reply acknowledgment, whichever is applicable. All other notices must be in writing and may also be delivered by facsimile transmission or electronic mail, and will be deemed given upon acknowledgement of receipt of facsimile transmission or upon personal electronic reply acknowledging receipt, whichever is applicable. Notices will be sent to the addresses set forth on the first page of this Agreement or to such other address as either Party may specify in writing.

11.7     Survival. Any and all provisions, promises and warranties contained herein, which by their nature or effect are required or intended to be observed, kept or performed after expiration or termination of this Agreement (including, without limitation, representations and warranties, confidentiality, security, audit rights, indemnities, limitation of liability, dispute resolution, miscellaneous provisions), will survive the expiration or termination of this Agreement and remain binding upon and for the benefit of the Parties hereto.

11.8     Publicity. Unless otherwise specified in writing by the other party, each party will not disclose that Bancorp is a sponsoring bank for Heartland; provided, however, that nothing in this Section will preclude either party from complying with the Network Rules or making required public disclosures, such as US Securities and Exchange Commission filings, as applicable.

11.9     Independent Contractor. Bancorp and Heartland agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and will not be construed to create, a relationship, joint venture, agency, or any association for profit between Bancorp and Heartland. Heartland is not authorized through this Agreement to hold itself out as an agent of Bancorp or to inform or represent that Heartland has authority to bind or obligate Bancorp or to otherwise act on behalf of Bancorp.

11.10     Dispute Resolution.

11.10.1 Except as otherwise expressly set forth in this Agreement, the Parties agree that any dispute arising in connection with the interpretation of this Agreement or the performance of either Party under this Agreement or otherwise relating to this Agreement will be treated in accordance with the procedures set forth in this paragraph, prior to the resort by either Party to arbitration or litigation in connection with such dispute. The dispute will be referred for resolution first to a Senior Vice President for Bancorp, and the Chief Financial Officer for Heartland. Such procedure will be invoked by either

Party presenting to the other Party a Notice of Request for Resolution of Dispute (a "Notice") identifying the issues in dispute sought to be addressed hereunder. A telephone or personal conference of those executives will be held within ten (10) Business Days after the delivery of the Notice. In the event that the telephone or personal conference between these executives does not take place or does not resolve the dispute, either Party may refer the dispute to binding arbitration pursuant to the arbitration provisions set forth below.

11.10.2 Except as otherwise expressly set forth in this Agreement and except for actions for equitable relief, all claims or disputes between the Parties arising out of or relating to this Agreement other than equitable actions will be decided by· arbitration pursuant to the JAMS Streamlined Arbitration Rules and Procedures currently in effect and in accordance with Title 9 of the United States Code. Notice of the demand for arbitration must be filed in writing with the other Party to this Agreement and must be made within a reasonable time after the dispute has arisen. If the amount claimed to be in dispute is equal to or greater than Two Hundred Fifty Thousand Dollars ($250,000), then the arbitration will be decided by a panel of three (3) arbitrators selected under the JAMS Streamlined Arbitration Rules and Procedures. If the amount claimed to be in dispute is less than that amount, then the arbitration will be decided by one (1) arbitrator pursuant to the same rules. Arbitration will be initiated in Wilmington, DE. Said arbitration will occur within sixty (60) calendar days after the Party demanding arbitration delivers the written demand on the other Party, unless the Parties mutually agree otherwise in writing. The award rendered by the arbitrators will be final and specifically enforceable under applicable law, and judgment may be entered upon it in any court having jurisdiction thereof. No arbitration arising out of or relating to this Agreement may include, by consolidation, joinder or in any other manner, any person or entity not a party to this Agreement under which such arbitration arises. Neither Party will appeal such award nor seek review, modification, or vacation of such award in any court or regulatory agency if it is for less than $100,000.

11.10.3 The arbitrators will award to the prevailing Party, if any, as determined by the arbitrators, all of its Costs and Fees. "Costs and Fees" mean all reasonable pre-award expenses of the arbitration, including the arbitrators' fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorneys' fees.

11.11     Governing Law and Jurisdiction. Where the arbitration provisions of this Agreement are inapplicable, this Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without reference to conflict of laws principles. Except for actions for injunctive relief, any legal action brought under or in conjunction with this Agreement will be brought in a federal or state court of appropriate jurisdiction in the State of Delaware and venue will be proper in that court.

11.12     Permits, Licenses. Heartland will obtain and pay for all permits, governmental fees, and licenses necessary for the provision of the Heartland Services and System and will obtain all required inspections, authorizations and approvals prior to commencement of the Heartland Services and System.

11.13     Counterparts. This Agreement may be executed in one or more counterparts, each of which will for all purposes be deemed an original and all of which will constitute the same instrument.

11.14     Compliance with Applicable Laws. During the term of this Agreement, Heartland and Bancorp and each Party's respective Personnel and representatives will fully comply with all applicable laws, governmental regulations, rules, requirements, ordinances and other governing requirements of local and state authorities and the Federal government, as promulgated and amended from time to time.

11.15     Headings. Headings of particular sections are inserted only for convenience and are not to be considered a part of this Agreement or be used to define, limit or construe the scope of any term or provision of this Agreement. Should any provision of this Agreement require interpretation, the Parties agree that the tribunal interpreting or construing the same will not apply a presumption that the terms of this Agreement will be more strictly construed against one Party than against the other.

11.16     Audit of Business Records.

11.16.1 Heartland will make and keep complete and systematic written records of all the Heartland Services and System provided and expenses and receipts therefore incurred (if applicable) and revenue/compensation earned under this Agreement. Such records will include records relevant to any costs or expenses incurred by Heartland, its Personnel and the employees or subcontractors of same, and Heartland will preserve all such records until three (3) years after work is completed hereunder. During the term of this Agreement and for three (3) years thereafter, Bancorp will have the right to inspect and copy such records during Heartland's regular business hours, and such records may be used by Bancorp, without limitation, subject to any limitations regarding Proprietary Information set forth in this Agreement, if any.

11.16.2 Bancorp will make and keep complete and systematic written records of all the Bancorp Services and System provided and expenses and receipts therefore incurred (if applicable) and revenue/compensation earned under this Agreement. Such records will include records relevant to any costs or expenses incurred by Bancorp, its Personnel and the employees or subcontractors of same, and Bancorp will preserve all such records until three (3) years after work is completed hereunder. During the term of this Agreement and for three (3) years thereafter, Heartland will have the right to inspect and copy such records during Bancorp's regular business hours, and such records may be used by Heartland, without limitation, subject to any limitations regarding Proprietary Information set forth in this Agreement, if any.

11.17     Copies of Annual SAS-70 Type II Audit Report. Upon Bancorp's request for copies, Heartland will provide Bancorp with copies of Heartland's annual SAS 70 Type II Audit Report produced by Heartland's independent auditors once annually.

11.18     Tax Status. Before the commencement of any Heartland Services to be provided by Heartland under this Agreement, Heartland shall have provided to Bancorp either: (a) a form W-9, in case Heartland is a domestic U.S. person or entity; or (b) a form W-8, in case Heartland is a non-resident person or entity, certifying Heartland's domestic or foreign tax status, as the case may be.

11.19     Exhibits. The following Exhibits are attached hereto and incorporated herein by this reference:

Exhibit 1: Bancorp Obligations
Exhibit 2: Heartland Obligations
Exhibit 3: Compensation
Exhibit 4: Insurance Requirements
Exhibit 5: Heartland's Underwriting Requirement for determination of Eligible Merchants

WHEREFORE, the Parties hereto have signed this Agreement.

THE BANCORP BANK            HEARTLAND PAYMENT SYSTEMS, INC.
By: /s/ Frank Mastrangelo     By: /s/ Conan A. Lane
Print Name: Frank Mastrangelo     Print Name: Conan A. Lane

Title: President     Title: Chief of Operations
Date: November 24, 2009     Date: November 23, 2009

Exhibit 1

Bancorp Rights and Obligations

1.     Bancorp Services means the following:

1.1     Daily settlement of MasterCard and VISA and other card type activity with the Networks;

1.2     Daily ACH processing for settlement of daily Merchant activity;

1.3     Monthly settlement of Merchant fee income via ACH processing;

1.4     Production and distribution to Heartland of reporting to support the daily and monthly processing;

1.5     Preparation and submission of quarterly or other association reports as required by MasterCard and VISA; and

1.6     Other processing related services as agreed to between Bancorp and Heartland.

2.     Bancorp represents and warrants that it will follow the usual and customary requirements of the Program and the Network Rules, as applicable.

3.     Bancorp will establish the Settlement Account. Notice by Bancorp to an authorized officer of Heartland is required to change the Settlement Account in sufficient time as to permit systematic changes in relation to such changes.

3.1     Bancorp will post all entries to the Settlement Account on the Business Day received.

3.2     Bancorp will collect certain of Heartland Monthly Income that is deposited in the Settlement Account.

3.3     Bancorp will transfer the Heartland Monthly Income deposited in the Settlement Account to the Operating Account on the same Business Day on which Bancorp collects, from the Operating Account, Fees for the same applicable month.

3.4     Except when such failure results from inadvertent error which s immediately cured by Heartland, in addition to any other remedy provided by law or this Agreement, if Heartland fails to comply with Exhibit 2, Sections 8 and 9 on source documentation for Transaction Tickets, general record retention, or this Section 3 associated with the Settlement Account, or fails to reimburse Bancorp or any of its affiliates for any loss or damage for which Heartland has an indemnity obligation to Bancorp under the terms of this Agreement, Bancorp may, after ten (1 0) Business Days notice to Heartland, charge the Operating Account for charges or reimbursements provided for in this Agreement.

4.     Bancorp will not cause the Interchange Fees to exceed the amount as set forth in, and provided by, the applicable regulations of VISA or MasterCard which are then in effect. Except for daily discount Merchants, these Interchange Fees will be settled monthly from the Settlement Account.

5.     To the extent doing so is possible and reasonable, given the context of the situation, Bancorp will exercise reasonable efforts to cooperate and assist Heartland in responding to and attempting to resolve claims and issues (including reducing and/or obviating any assessed fines) defined by VISA and/or MasterCard, or that may arise between VISA and MasterCard and Heartland according to the bylaws and regulations of VISA and/or MasterCard, as applicable. Within five (5) Business Days after Bancorp receives communications on chargeback handling and review fees and other similar communications on compliance matters, Bancorp will copy and forward such communications to Heartland that Bancorp receives on Heartland's behalf.

6.     Bancorp reserves the right, in its commercially reasonable discretion to (a) reject the application of any Merchant applicant who Bancorp determines, in the good faith exercise of its underwriting judgment, fails to satisfy the underwriting policies (Exhibit 5) as amended from time to time, in accordance with the terms of this Agreement, (b) terminate a Merchant Agreement (which includes removing the Merchant Account from the Bancorp BIN or ICA) with respect to any Merchant in the event that (i) there is reasonable cause to believe that the Merchant represents an unfavorable risk to Bancorp, including without limitation, an adverse change in the Merchant's financial condition, the commencement of a bankruptcy proceeding by or against the Merchant, any Network requires Bancorp to terminate the Merchant Agreement or to cease processing for such Merchant, (ii) there has occurred one or more material violations of any applicable Network Rule, (iii) there is a material risk of Losses, (iv) the Merchant has started (or plans to start) a new line of business or offer new products or services that are, in Bancorp's sole discretion, unacceptable to Bancorp, or (v) a right to terminate exists under the terms of the applicable Merchant Agreement or (c) limit the addition of new Merchants at any time and for any reason, or no reason. Subject to 6(c), Bancorp may not reject the application of any Merchant applicant or terminate the Merchant processing agreement with respect to any Merchant solely because such applicant or Merchant does not transact business within Bancorp's service territory. Bancorp agrees that as a condition to exercising its right to terminate any Merchant from the Program, Bancorp will provide Heartland notice of its intent to terminate such Merchant and Heartland shall have five (5) Business Days to deliver notice to Bancorp that it desires to consult with Bancorp regarding the intended termination. Nothing in this Section 6 will, however, operate as a limitation on Bancorp's discretion in terminating a Merchant following such notice and will not limit Bancorp's ability to suspend deposits to a Merchant's bank account if such action is deemed necessary or appropriate by Bancorp. Nothing in this Agreement or any agreement related hereto will limit or modify, in any respect, any rights and/or remedies available to Bancorp.

7.     Bancorp will **REDACTED**

Exhibit 2

Heartland Services, Duties and Obligations

1.     Heartland shall provide Heartland Services consistent with the prevailing industry service levels of electronic transaction processors. Heartland Services include, by way of example and not limitation, the following: merchant applications, merchant investigation & underwriting, risk management, front-end and back-end processing, and the servicing of Merchant chargebacks. Without limiting the generality of the sentences above, Heartland will, at its expense, administer Merchant relationships in accordance with established risk management practices and take or cause to be taken any such additional action as may be reasonably appropriate or necessary to protect Bancorp against any loss as a result of abuse or fraud on the part of any Merchant.

2.     Heartland and Bancorp will work together on a commercially reasonable basis to determine all amounts Heartland owes to Bancorp, and Heartland agrees to make payment of such mutually agreed amounts on the Business Day following the agreement thereto.

3.     Heartland has received, understands and agrees to comply fully with the Network Rules, including, but not limited to, rules regarding independent sales organizations and member service providers, and will provide to Bancorp any information regarding Heartland or its Merchants requested by Bancorp that is required to be provided to VISA and/or MasterCard.

4.     In addition to any other disclosures required by the Network Rules, Heartland shall include the following disclosure on all Merchant agreements, statements, and other related materials delivered to Merchants in the Program for whom processing is provided by Heartland: "Member Services Provider for The Bancorp Bank Wilmington, DE.

5.     Heartland acknowledges and agrees that VISA and MasterCard are the owners of their trademarks and service marks, that Heartland will not contest the ownership of such marks, and that VISA and MasterCard each has the right to immediately and without advance notice prohibit Heartland from performing any further service or activity in relation to use of their respective marks and the operation of their programs should Heartland be deemed by VISA or MasterCard to have violated any VISA or MasterCard bylaw or regulation relating to its performance as an independent sales organization or as a member service provider.

6.     Heartland will **REDACTED**

7.     Merchant Relationship Requirements.

7.1     Heartland must satisfy all Bancorp requirements for Merchant participation in the Program before any Merchant may become a participant in the Program.

7.2     Heartland will solicit applications from eligible Merchants at Heartland's expense, and will provide each applicant with application materials prepared by Heartland. Heartland will collect completed, signed application materials from applicants and will forward such application materials to Bancorp or to such other place as Bancorp may designate.

7.3     Heartland will underwrite each application to determine whether each applicant is an eligible Merchant under the underwriting requirements, attached as Exhibit 5, and if such applicant is an eligible Merchant, such applicant may then be added as an approved Merchant to the Program and commence processing. Bancorp has the authority to also review the applications, and in such a circumstance, Heartland will promptly terminate and remove from the Program any applicant that is rejected by Bancorp, in accordance with Exhibit 1 to this Agreement. Bancorp may obtain credit reports and such other information, as it deems necessary or appropriate to review and underwrite all completed application materials in accordance with Bancorp's Merchant processing policy. Heartland will monitor online any other activity reports on a timely and regular basis for suspicious Merchant deposit activity, following Heartland's security guidelines. At Heartland's discretion, Bancorp will be notified when activity appears to be fraudulent and loss appears imminent.

7.4     Heartland will exercise commercially reasonable efforts to monitor Merchants to ensure that Merchants are compliant with the Networks bylaws, rules and regulations of any applicable Card Association, including the Payment Card Industry Data Security Standards, and any other applicable laws, rules and regulations. "Payment Card Industry Data Security Standards" shall mean the then-effective security guidelines developed by the payment card industry to ensure the proper handling and protection of cardholder account and transaction information as such guidelines are published by a Network and as officially amended and so published from time to time.

7.5     Heartland will take all necessary actions subject to Heartland's control, authority or related contractual relationships, to ensure that all related services to the Merchants are provided and to avoid any unnecessary disruption in the Merchants' business operations, including, without limitation, payment of all material and undisputed amounts owed by Heartland to third party vendors and processors and Bancorp.

8.     Heartland shall provide to Bancorp certain data input including, without limitation, electronic files, daily reports, System access credentials and other electronic or written information as may reasonably be required by Bancorp to perform its obligations under the terms of this Agreement or Network Rules. Heartland is responsible for the quality and accuracy of all data input to Bancorp or Networks and will implement appropriate procedures and take all necessary action to insure that such data is input in the proper sequence and format as specified by Bancorp or Networks. Any data submitted by Heartland to Bancorp or Networks for processing which is incorrect will be corrected by Heartland at its expense.

9.     Record Retention.

9.1     Pursuant to applicable federal and state laws, Heartland will require Merchants to retain drafts and other evidences of cardholder transactions for timeframes as required by VISA, MasterCard or federal government agency regulations after the respective transaction. In addition, Heartland will communicate to Merchants the importance of providing drafts and other evidences of cardholder transactions. Heartland will also assist the Merchant in directing such documentation to the appropriate area within Bancorp as indicated to Heartland by Bancorp.

9.2     Heartland will retain evidence of Merchant statements and supporting items relating to the Program for timeframes as required by VISA, MasterCard, or federal government agency regulations.

10.     Should Heartland negotiate the transfer of Merchant Accounts or Merchant Agreements or BINs or ICAs from Heartland Bank to a successor bank, Heartland agrees to provide to Bancorp, for a period of five (5) Business Days, a right of first offer to act as such successor bank upon terms and conditions acceptable to Heartland in its sole discretion.

Exhibit 3

Compensation

1.	**REDACTED** Fees

Heartland will **REDACTED**.

Heartland will **REDACTED**.

2.	**REDACTED** Fees

Heartland will **REDACTED**.

3.	**REDACTED** Fees

Heartland will **REDACTED**.

4.	**REDACTED** Fees

Heartland will **REDACTED**.

5.	**REDACTED** Fees

Heartland will **REDACTED**.

Exhibit 4

Insurance Requirements for Heartland

Workers' Compensation:

(A)    Workers' Compensation: Statutory
(B)    Employer's Liability:
(1) Bodily Injury by Accident, for Each Accident: $1,000,000
(2) Bodily Injury for Each Employee by Disease: $1,000,000
(3) Policy Limit for Bodily Injury by Disease:                $1,000,000

Commercial General Liability:

Written on a per occurrence basis to include coverage for: Broad Form Property Damage; Bodily Injury; Personal Injury; Blanket Contractual Liability; Products/Completed Operations.
(A)    Combined Single Limit per Occurrence:                     $1,000,000
(B)    General Aggregate:                                 $2,000,000
(C)    Fire Legal Liability per Occurrence:                         $300,000
(D)     Medical Expense per Person per Occurrence:                 $10,000

Subsidiaries, affiliate companies, its officers, directors and Personnel will be listed as additional insureds. Heartland's policy will be primary and non-contributory.

Automotive Liability:

Such policy will include coverage for all vehicles owned, hired, non-hired, non-owned and borrowed by Heartland in the performance of the Heartland Services covered by this Agreement.
Combined Single Limit:                                 $1,000,000

Umbrella Liability:

Combined Single Limit:                                 $35,000,000

Subsidiaries, affiliate companies, its officers, directors and Personnel will be listed as additional insureds.

Errors & Omissions Liability (Professional Liability):

Such policy will include coverage for actual or alleged breach of duty, act, error, omission, misstatement, misleading statement or neglect in the rendering of or failure to render the Services under this Agreement.
Combined Single Limit:                                 $30,000,000

Fidelity Bond (Crime Insurance):

Including blanket employee dishonesty:                         $5,000,000

Cyber/Privacy Liability:                                     $30,000,000

Such policy will include coverage for first and third party legal liability as a result of a physical privacy breach or breach of privacy regulations, as well as damages and claims for expenses arising out of computer attacks caused by security failures.

Exhibit 5

Heartland's Underwriting Requirements for Determination of Eligible Merchants

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